EXHIBIT 10.1

Loan Agreement

The Loan Agreement (the “Agreement”) is entered into as of May 15, 2016 between the following two parties:

(1)    Hu Guowei (the “Lender”)

(2)    Law Anhou Insurance Agency Co., Ltd., a corporation duly organized and existing under the laws of People’s Republic of China, having its principal office at Room 1906-1910, No. 215 Jiangdong Middle Road, Jianye District, Nanjing, Jiangsu Province. (the “Borrower”)

The Lender and the Borrower will each be referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, the Borrower wishes to borrow a short-term loan from the Lender for its short-term payments and the Lender agrees to provide such loan to the Borrower for such specified purpose.

NOW THEREFORE, the Parties agree as follows:

1.	The Lender agrees to provide the loan at amount RMB1,000,000 (the “Loan”) to the Borrower and agrees to remit such Loan by May 15, 2016.

2.	Term for the Loan shall be from May 15, 2016 to May 15, 2019 (the “Term”) with a fixed interest rate at annual rate of 8%. The principal amount of the Loan together with the accrued interest shall be paid in one lump sum before May 15, 2019.

3.	In case Borrower fails to fully repay the loan amount upon its due date, May 15, 2019, Lender shall be entitled to collect the loan amount together with an accrued interest calculated as the outstanding loan amount multiplied by a daily rate of 1% for the period commencing from its due date till the date of full payment.

4.	In case Lender fails to remit the loan amount by May 15, 2016, Borrower shall be entitled to collect an accrued interest calculated as the loan amount multiplied by a daily rate of 1% for the period commencing from May 15, 2016 till the date of full payment.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first hereinabove set forth.

Lender: Hu Guowei

Borrower: Law Anhou Insurance Agency Co., Ltd.